Exhibit 10.21

Strictly Private & Confidential
Revised, January 9, 2014
Adam S. Gottbetter
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022

Re:            Gottbetter & Partners, LLP Settlement and Release Agreement

Dear Adam:

This letter is to acknowledge that (i) California Gold Corp. (the “Company”) has agreed to issue to you, Gottbetter & Partners, LLP (“G&P”), a number of shares of the Company’s to be authorized and designated Series B Convertible Preferred stock, $0.001 par value per share (the “Series B Preferred Stock”), convertible into shares of the Company’s restricted common stock, $0.001 par value per share (the “Common Stock”), on a one-for-one basis, equal to $79,529.54 (the “G&P Outstanding Amount”) divided by a pre-reverse split Series B Preferred Stock price of $0.01 per share as adjusted for a reverse stock split of the Company’s common stock at a reverse split ratio to be determined by the Board of Directors of the Company1, as settlement in full (the “Settlement Shares”) of the G&P Outstanding Amount, being all obligations and fees owed G&P by the Company under  G&P invoice Nos. 5906 and 5907 with respect to legal services provided to the Company by G&P; (ii) upon receipt of the Settlement Shares by G&P following completion of the reverse split and authorization of the Series B Preferred Stock, the Company shall be deemed by G&P to have paid and fully satisfied all debts and obligations to G&P with respect to the G&P Outstanding Amount; (iii) G&P agrees, upon receipt of the Settlement Shares, to completely release and forever discharge the Company (together with the Company’s present, future and former officers, directors, shareholders, partners, principals, members, employees, agents, servants, attorneys, parents, subsidiaries, affiliates or other representatives, heirs, executors, administrators, successors and assigns (collectively, the “Released Parties”)), of and from any and all past, present or future claims, demands, obligations, actions, causes of action, rights, damages, costs, loss of services, expenses and compensation which G&P now has, or which may hereafter accrue or otherwise be acquired by G&P, on account of, or in any way growing out or relating to the G&P Outstanding Amount; and (iv) G&P agrees, contingent upon receipt of the Settlement Shares, not to initiate or voluntarily participate in any legal action, charge or complaint against any of the Released Parties with respect to the G&P Outstanding Amount.

This agreement supersedes all previous understandings with respect to the Settlement shares.

California Gold Corp.

/s/ James D. Davidson
Name: James D. Davidson, President

ACCEPTED AND AGREED to on this 9th day of January, 2014

Gottbetter & Partners, LLP

/s/ Adam S. Gottbetter
Name: Adam S. Gottbetter, Managing Partner

_____________________
1 For avoidance of doubt, if the reverse split ratio is 1:1,000, G&P will receive 7,953 shares of Series B Preferred Stock convertible into 7,9,53 shares of restricted Common Stock.